UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                May 05, 2005
                ------------------------------------------------
                Date of Report (Date of earliest event reported)


                               PIONEER OIL AND GAS
              -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


           Utah                        0-30472                87-0365907
 -------------------------------   ------------------------  ----------------
 (State or other jurisdiction of   (Commission File Number)  (IRS Employer
         incorporation)                                   Identification No.)


           1206 W. South Jordan Parkway, Unit B South Jordan, UT 84095
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               (Address of principal executive offices) (Zip Code)


                                 (801) 566-3000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
           -----------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5: Pioneer Oil and Gas (the "Company")is filing this form 8K because of the press release issued on May 5, 2005. The press release is attached to this Form 8K as an exhibit.

          (c) Exhibits. The following exhibit is furnished pursuant to Item 5 of Form 8-K:

Press Release: Pioneer Oil and Gas Announces "Going Private" Transaction to Reduce Compliance Costs

                                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



     PIONEER OIL AND GAS Registrant


      Date: May 5, 2005                    /s/ Don J. Colton
                                        ------------------------------
                                           Don J. Colton
                                           President

May 5, 2005

Pioneer Oil and Gas Announces "Going Private" Transaction to Reduce Compliance Costs

South Jordan, Utah - May 6, 2005 - Citing the high cost of meeting increased federal securities regulations; Pioneer Oil and Gas (OTCBB: PIOL) will conduct a reverse stock split to reduce the number of shareholders in order to allow Pioneer to terminate its stock registration with the Securities and Exchange Commission (SEC).

Once the full requirements of the 2002 Sarbanes-Oxley Act become effective for small companies in 2006, it is estimated that annual compliance costs will increase for Pioneer Oil and Gas by at least $250,000 annually. This is more than the Company's historical average yearly profits over the last eight years!

A recent estimate of compliance costs of Sarbanes-Oxley for companies with revenues below $75 million was $2 million annually. "The costs associated with being an SEC reporting company are no longer justified by the benefits", said Don Colton, President of Pioneer Oil and Gas. "We would have to quintuple the number of our accounting employees and much of management's time would be devoted to compliance instead of exploring for oil and gas."

Pioneer's decision is part of a growing trend of small companies "going private" as a result of the costs associated with Sarbanes-Oxley. A recent report by the Wharton School of Business and the University of Maryland found that nearly 200 companies went private in 2003 alone, the year after Sarbanes-Oxley, almost triple the number in 2002 and 14 times the number in 2000. It is expected that a "stampede" of small public companies going private will occur before the compliance deadlines in 2006.

Pioneer's board of directors have approved a 1 for 2000 reverse stock split, which will leave the Company with about 200 shareholders after all the fractional shares are purchased by the Company. The purchase of all fractional shares by the company is allowed under Utah law. The approximately 900 shareholders who will own fractional shares after the split will be paid $1.50 per pre-split share based on their pre-split holdings.

The valuation of the pre-split shares is substantially more than the result of an independent valuation of the Company by Gate-Way Capital, Inc., a firm, which specializes in shareholder valuations. Gate-Way Capital, Inc. valued the Company's stock at $1.07 per share. This valuation considered all factors including our central Utah play as well as the market value of our oil and gas properties and leases. The company anticipates receiving substantially higher revenues and profits in fiscal 2005 and early fiscal 2006 than is normal; these are expected to be unusual and associated with the central Utah play and not to be expected on a continuing basis.

After the completion of the reverse stock split and the repurchase of all resulting fractional shares, Pioneer Oil and Gas will effect a 2000-for-1 forward stock split of the whole common shares resulting from the reverse stock split. Each holder of 2000 or more Common Shares immediately before the reverse stock split will participate in the forward stock split.

Although it is not required by Utah law to do so, the Company is submitting this plan to shareholders for approval at its annual meeting scheduled for July 19, 2005.

After these transactions, Pioneer Oil and Gas will no longer qualify for listing on the NASDAQ OTC Bulletin Board. The Company, however, will continue to trade electronically on the Pink Sheets. The Company will also provide timely financial information on the Pink Sheets website at www.pinksheets.com and will continue to issue news releases when appropriate.

The Company filed a Schedule 13E-3 and a Preliminary Proxy Statement 14A electronically with the SEC today. The Proxy Statement contains two exhibits, Exhibits A and B, which are a summary and a complete report of the valuation made by Gate-Way Capital, Inc.

Statements concerning future financial results, production, expenditures, reserve estimates, and other items are forward-looking statements. These statements are based on assumptions concerning commodity prices, drilling results and other factors management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met.